AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

Between Denny’s Corporation and Nelson J. Marchioli

This Amended and Restated Employment Agreement ("Agreement"), amends and restates in its entirety as of May 1, 2009, the Employment Agreement originally made and entered into on the 11th day of May, 2005, between Denny’s Corporation, a Delaware corporation (“the Company”), together with its wholly-owned subsidiary, Denny’s, Inc., a California corporation (“Denny’s”) and Nelson J. Marchioli (the "Executive"), residing at 2110 Cleveland Street Ext., Greenville, SC  29607.

WITNESSETH:

WHEREAS, The Board of Directors (the "Board") of the Company wishes to continue to employ the Executive as President and Chief Executive Officer of the Company and of its wholly-owned subsidiary, Denny’s, Inc., on the terms and subject to the conditions set forth herein; and

WHEREAS, the Executive wishes to continue employment with the Company in the position of President and Chief Executive Officer, on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and obligations hereinafter set forth, the parties agree as follows:

1.           Employment

The Executive shall be deemed an employee of Denny’s.  His employment under the terms of this Agreement commenced on the date of its original execution as indicated above, and shall continue until Noon on May 20, 2010, unless terminated earlier pursuant to Section 5 (such period of employment under this Agreement is hereinafter referred to as the “Employment Term”).  Beginning on May 20, 2010 and on each May 20 thereafter (each such May 20, a “Renewal Date”), the Employment Term shall, without further action by Executive or the Company, be extended by an additional one-year period; provided, however, that either party may cause the Employment Term to cease to extend automatically, by giving written notice to the other between 90 and 120 days prior to any Renewal Date.  Following such notice, the Employment Term and the Executive’s employment with the Company shall terminate upon the expiration of the then-current term, including any prior extensions.  The Executive shall provide services to the Company hereunder as President and Chief Executive Officer of the Company.  The Executive will serve the Company subject to the general supervision, advice and direction of the Chairman of the Board and members of the Board and upon the terms and conditions set forth in this Agreement.

2.           Duties

(a)           During the Employment Term, and while serving as President and Chief Executive Officer of the Company, the Executive shall have such authority and duties as are customary in such positions, and shall perform such other services and duties as the Board of Directors may from time to time designate consistent with such positions.

(b)           The Executive shall report solely to the Board.  All senior officers of the Company shall report, directly or indirectly through other senior officers, to the Executive.  The Executive shall be responsible for hiring, terminating and reviewing the performance of the other senior officers of the Company, and shall from time to time present to the Board his recommendations for any adjustments to the salaries of and bonus payments to such officers.  The Executive shall be responsible for, and, subject to discussion with and ratification by the Chairman of the Compensation and Incentives Committee of the Board (with subsequent ratification by the Board), shall have the authority to enter into employment agreements on behalf of the Company with other executives of the Company.

(c)           The Executive shall devote his full business time and best efforts to the business affairs of the Company; however, the Executive may devote reasonable time and attention to:

(i)           serving as a director or member of a committee of any not-for-profit organization or engaging in other charitable or community activities; and

(ii)           serving as a director of another business or service, but only with the advance approval of the Board.

3.           Compensation and Benefits

(a)           Base Compensation.  During the term of this Agreement, the Company shall pay the Executive an annual base salary (the "Base Salary"), as compensation for his employment under this Agreement.  During the Employment Term such Base Salary shall be paid in equal installments on at least a bi-weekly basis, or on such other basis as is applicable to employees of the Company's Support Center.  Executive’s Base Salary for fiscal year 2009 shall be equal to $780,000.  It is expressly agreed and understood that the Compensation and Incentives Committee (the “Compensation Committee”) of the Board shall have the right to review the Executive’s Base Salary on an annual basis and to increase the Base Salary, if such an increase is deemed warranted based upon the performance of the Executive during each such annual period being reviewed.

(b)           Annual Bonus.  For each calendar year ending during the Employment Term, the Executive's bonus compensation ("Annual Bonus") shall be at an annual rate equal to at least 100% of Base Salary (the "Targeted Bonus") payable if the Company, Denny’s and the Executive achieve budgeted financial and other performance targets which shall be established by the Compensation Committee and communicated to the Executive.  It is expressly agreed that to the extent the Compensation Committee provides additional over performance incentive targets in the Company's annual incentive bonus plan for employees, the Executive shall be entitled to fully participate in and receive the full benefits for achieving such over-performance incentive targets.  The Executive's Annual Bonus earned with respect to each year shall be paid at the same time as annual incentive bonuses with respect to that year are paid to other senior executives of the Company.

(c)           Benefits.  In addition, during the Employment Term, the Executive shall be entitled to receive an annual car allowance and to participate in all pension, profit sharing and other retirement plans, all incentive compensation plans and all group health, hospitalization and disability insurance plans and other employee welfare benefit plans in which other senior executives of the Company may participate on terms and conditions no less favorable than those which apply to such other senior executives of the Company.

4.           Reimbursement of Expenses

(a)           Expenses Incurred in Performance of Employment. In addition to the compensation provided for under Section 3 hereof, upon submission of proper vouchers, the Company will pay or reimburse the Executive for all normal and reasonable expenses incurred by the Executive during the Employment Term in connection with the Executive's responsibilities to the Company, including the Executive's travel expenses.  With respect to Executive’s rights under this Section 4(a), (i) the reimbursements provided in any one calendar year shall not affect the amount of reimbursements provided in any other calendar year; (ii) the reimbursement of an eligible expense shall be made no later than December 31 of the year following the year in which the expense was incurred; and (iii) such rights shall not be subject to liquidation or exchange for another benefit.

5.           Termination

(a)           Events of Termination.  The Employment Term and Executive’s employment with the Company shall terminate upon the first to occur of the following events:

(i)           Noon on May 20 of any year following the Executive’s or the Company’s written notice to the other of non-renewal (which notice must not be less than 90 days or more than 120 days prior to such May 20 Renewal Date);

(ii)           the death of the Executive;

(iii)           the close of business on the 180th day following the date on which the Company gives the Executive written notice of the termination of his employment as a result of his "Permanent Disability" (as defined in subsection 5(c)(i));

(iv)           the close of business on the date on which the Company gives the Executive written notice of the Company's termination of his employment as a "Termination without Cause" (as defined in subsection 5(c)(iv)) or the close of business on the effective date of a termination of the Executive's employment with the Company pursuant to subsection 5(c)(iii);

(v)           the close of business on the date on which the Company gives the Executive written notice of the Company's termination of his employment for "Cause" (as defined in subsection 5(c)(ii)); and

(vi)           the close of business on the effective date of a "Voluntary Termination" (as defined in subsection 5(c)(v)(A)) by the Executive of his employment with the Company.

(b)             Termination Benefits.  Upon the termination of the Executive's employment with the Company for any reason set forth in subsection 5(a) the Company shall provide the Executive (or, in the case of his death, his estate or other legal representative) benefits due him under the Company's benefits plans and policies for his services rendered to the Company prior to the date of such termination (according to the terms of such plans and policies), and the Company shall pay the Executive not later than five (5) business days after such termination, in a lump sum, all Base Salary earned through the date of such termination.  The Executive shall be entitled to the payments and benefits described below only as each is applicable to such termination of employment.

(i)           In the event of a termination as a result of the Executive's death, and in addition to any other death benefits payable under the Company's benefit plans or policies, (A) for so long as the Executive's surviving spouse is receiving any Base Salary payment under clause (B) below, the Executive's eligible family dependents (collectively, "Family") shall be entitled to receive and participate in the disability, health, medical and other welfare benefit plans which the Executive and/or his Family would otherwise have been entitled to hereunder if the Executive had not terminated employment (the "Welfare Benefits") in addition to any continuation coverage which the Executive's Family is entitled to elect under Section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”); provided, however, that (x) the benefits provided in any one calendar year shall not affect the amount of benefits provided in any other calendar year (other than the effect of any overall coverage benefits under the applicable plans); (y) the reimbursement of an eligible taxable expense shall be made on or before December 31 of the year following the year in which the expense was incurred; and (z) Executive’s rights pursuant to this Section 5(b)(i) shall not be subject to liquidation or exchange for another benefit; and (B) for a period of one year following the date of the Executive's death, the Executive's surviving spouse shall be paid (x) the Base Salary in effect at the date of the Executive's death, payable in monthly installments, and (y) the Annual Bonus that would have been paid under Section 3(b) to the Executive during such period, payable as and when annual incentive bonuses with respect to such period are paid by the Company to other senior executives of the Company.

(ii)           In the event of a termination as a result of the Executive’s Permanent Disability, for each year of the two year period that immediately follows the date of such termination of the Executive’s employment, (A) the Executive and/or his Family shall be entitled to receive and participate in the Welfare Benefits in addition to any continuation coverage which the Executive and/or his Family is entitled to elect under 4980B of the Code; provided, however, that (x) the benefits provided in any one calendar year shall not affect the amount of benefits provided in any other calendar year (other than the effect of any overall coverage benefits under the applicable plans); (y) the reimbursement of an eligible taxable expense shall be made on or before December 31 of the year following the year in which the expense was incurred; and (z) Executive’s rights pursuant to this Section 5(b)(ii) shall not be subject to liquidation or exchange for another benefit; and (B) the Executive shall be paid (x) one-half of the Base Salary in effect at such date of termination, payable in monthly installments, and (y) one-half of the Annual Bonus that would be payable under Section 3(b) for such period, payable as and when annual incentive bonuses with respect to such period are paid by the Company to other senior executives of the Company.

(iii)           In the event of a "Termination without Cause" under subsection 5(a)(iv), (A) the Executive and/or his Family shall be entitled until the earlier of (x) the first anniversary of the date of such termination of employment or (y) the commencement of coverage of the Executive and/or his Family by another group medical benefits plan providing substantially comparable benefits to the Welfare Benefits and which does not contain any preexisting condition exclusions or limitations, to receive and participate in the Welfare Benefits in addition to any continuation coverage which the Executive and/or his Family is entitled to elect under Section 4980B of the Code; provided, however, that (x) the benefits provided in any one calendar year shall not affect the amount of benefits provided in any other calendar year (other than the effect of any overall coverage benefits under the applicable plans); (y) the reimbursement of an eligible taxable expense shall be made on or before December 31 of the year following the year in which the expense was incurred; and (z) Executive’s rights pursuant to this Section 5(b)(iii) shall not be subject to liquidation or exchange for another benefit;  (B) not later than five (5) business days after such termination, the Company shall pay to the Executive as severance (and not in lieu of any bonus for the year in which the termination of employment occurs) a payment in a lump sum amount equal to two times his then current Base Salary and Targeted Bonus; and (C) the Company shall pay to the Executive a pro rata annual bonus for the fiscal year in which the termination of employment occurs, equal to (1) the Annual Bonus, if any, that would have been earned by Executive under Section 3(b) for such fiscal year if he had remained employed for the entire year, based on actual performance under applicable Company financial metrics for the entire year, multiplied by (2) a fraction, the numerator of which is the number of days worked by Executive during such fiscal year and the denominator of which is the number of days in such fiscal year, payable at the regular time when annual incentive bonuses are paid to other senior executives of the Company (the “Pro Rata Final Year Bonus”).  Provided, however, in the event of a Termination without Cause within one (1) year following the consummation of a Change of Control as defined in subsection 5(c)(iii) hereof, the Company shall  pay the Executive within five (5) business days of such termination a lump sum payment equal to 299% of the sum of (1) the Executive’s then current Base Salary and (2) the Executive’s then current Targeted Bonus which shall be no less than one hundred percent (100%) of the Executive’s then current Base Salary.

A Change of Control payment, as described above, may be reduced to avoid the Executive’s payment of excise taxes under Code Section 4999.  This limited payment cap is to be computed as follows:  The acceleration of any outstanding stock option (Option) shall be prevented by the Company in the event that all of the following conditions apply and the Executive (or, in the absence of an election by the Executive, the Company) elects to reduce the aggregate parachute payments by eliminating the acceleration of Options under this Agreement:  (1) the Executive whose Options are otherwise eligible for acceleration is also eligible to receive payments under this Agreement and/or under any other plan, agreement, program or policy that is sponsored by the Company, which are triggered directly or indirectly by a Change of Control (“parachute payments”); (2) the aggregate amount of such parachute payments is determined by the Company to be potentially subject to excise tax under Code Section 4999 (imposed upon the “excess parachute payments”); and (3) it is determined that such excise tax would cause the net after-tax parachute payments to be paid to or on behalf of the Executive to be less than what he would have netted, after federal, state and local income taxes, had the present value of his total parachute payments equaled $1.00 less than three times his base amount, as defined under Code Section 280G(b)(3)(A).  In the event the above three conditions apply, then such Executive’s total payments described in Code Section 280G(b)(2)(A) shall be reduced (but by the minimum possible amount), so that their aggregate present value equals $100.00 less than three times the Executive’s Base Amount.  If it is determined that any payment to or on behalf of the Executive will be an excess parachute payment, the Company shall promptly give the Executive notice to that effect, a copy of the detailed calculation thereof, and an explanation of the calculation of the reduction (if any) required hereunder.  In the event the Executive disagrees with such determination, he shall set forth the basis for his disagreement in a written document which shall be delivered to the Company.  The Executive and his representative and representatives of the Company shall thereafter, within five (5) business days after receipt of such written objection, meet in an attempt to understand and resolve any competing understandings and interpretations.  Subsequent to such meeting, the Executive may elect to (a) accept the parachute payments recognizing any personal tax consequences, (b) submit the dispute, if any, to arbitration pursuant to Section 13 of this Agreement or (c) determine which of the parachute payments under this Agreement or any other agreements that make payments on account of the Change of Control shall be eliminated or reduced (as long as after such election the aggregate present value of the parachute payments is $100.00 less than three times Executive’s Base Amount).  The Executive shall advise the Company in writing of his election within twenty (20) days of his receipt of this notice.  If no such election is made by Executive, the Company may elect which and how much of such parachute payments under this Agreement or other agreements should be eliminated or reduced to accomplish this required reduction, and shall promptly thereafter provide for the acceleration of any options under the Agreement, and pay or distribute for the Executive’s benefit such amounts as become due to the Executive under any other agreements.  It shall be assumed for purposes of these calculations described above that Executive’s income tax rate will be computed based upon the maximum effective marginal federal, state and local income tax rates on earned income, with such maximum effective federal rate to be computed with regard to Code Section 68, and applying any available deduction of state and local income taxes for federal income tax purposes.

(iv)           In the event of a termination for Cause under subsection 5(a)(v) and in the event of a Voluntary Termination under subsection 5(a)(vi), the Executive shall not be entitled to any benefits or payments from the Company except as provided in the first sentence of subsection (b) above.

(v)           In the event of a termination of employment as a result of non-renewal as described under Section 5(a)(i) hereof and assuming the Executive continues his employment with the Company through the expiration of the then-current Employment Term (including any prior extensions), the Executive shall be paid a Pro Rata Final Year Bonus.

(vi)           In addition to the termination benefits set forth in Sections 5(b)(iii) and 5(b)(v) above, in the event of (1) a "Termination without Cause" under subsection 5(a)(iv) or (2) a termination of employment as a result of non-renewal as described under Section 5(a)(i) hereof and assuming the Executive continues his employment with the Company through the expiration of the then-current Employment Term (including any prior extensions), the Executive’s outstanding stock options and performance-based incentive awards shall be subject to the following terms and conditions (notwithstanding any provisions to the contrary contained in any individual award agreement or plan document):

(A)           Stock Options.  All of the Executive’s outstanding stock options shall remain outstanding and will continue to vest for a period ending on the earlier of the one year anniversary of the Executive’s termination of employment or the original term of the stock option.

(B)           2004 Total Shareholder Return (TSR) Program.  All unpaid awards under the 2004 Total Shareholder Return Program will be forfeited in accordance with the terms of the program.

(C)           2007 Long-Term Growth Incentive Program.  A pro rata portion (based on the number of days elapsed in the final vesting period prior to the date of termination) of the remaining 50% of the earned but unvested award under the 2007 Long-Term Growth Incentive Program will be paid out in accordance with the regular payment schedule under the program.

(D)           2008 Performance Restricted Stock Unit (RSU) Program.  A pro rata portion of the RSUs (based on the number of days elapsed from the grant date to the date of termination, and applied separately with respect to each of the scheduled vesting dates) will vest on the termination date and will convert to shares of common stock, on a one-for-one basis, as soon as practicable following the “Double Up/Double Down” adjustment described in the program description, applied based on the price of the common stock as of the end of the Company’s fiscal quarter immediately following the termination of employment.

(E)           2009 Long-Term Performance Incentive (LTPI) Program.   A pro rata portion of the Performance Units and the Target Cash Opportunity (as such terms are defined in the LTPI award certificate) will vest on the termination date and will convert to shares of common stock or be paid in cash, as applicable, as soon as practicable following the TSR Comparison.  The pro rata portion shall be determined by multiplying each of the number of Performance Units and the amount of the Target Cash Opportunity by a fraction, the numerator of which is the number of days elapsed from January 1, 2009 to the termination date, and the denominator of which is 1,092. The TSR Comparison shall then be applied, and the pro rata number of Performance Units and the pro rata amount of Target Cash Opportunity shall be adjusted, based on the Company’s TSR ranking relative to the Peer Group as of the end of the Company’s fiscal quarter immediately following the termination of employment.

(F)           Additional Long-Term Performance Incentives.  The Executive shall generally be entitled to pro rata vesting of all long-term performance incentives received during the Employment Term, based on the number of days elapsed in the applicable vesting period prior to the date of termination.  Applicable performance metrics shall be applied based on actual year-end results (in the case of an annual award based on a fiscal metric, such as EBITDA or sales) or actual results as of as of the end of the Company’s fiscal quarter immediately following the termination of employment (in the case of an award based on the Company’s stock price or TSR).

(c)           For purposes of this Agreement:

(i)           "Permanent Disability" shall mean (A) the Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (B) the Executive is receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of Denny’s because the Executive has a medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months. The Executive agrees to submit such medical evidence regarding such disability or infirmity as is reasonably requested by the Company, including, but not limited to, an examination by a physician selected by the Company in its sole discretion.

(ii)           "Cause" shall mean (A) the Executive's habitual neglect of his material duties, (B) an act or acts by the Executive, or any omission by him, constituting a felony, and the Executive has entered a guilty plea or confession to, or has been convicted of, such felony, (C) the Executive's failure to follow any lawful directive of the Board consistent with the Executive's position and duties; (D) an act or acts of fraud or dishonesty by the Executive which results or is intended to result in financial or economic harm to the Company, or (E) breach of a material provision of this Agreement by the Executive; provided, that the Company shall provide the Executive (x) written notice specifying the nature of the alleged Cause, and, with respect to clauses (A), (C) and (E),  (y) a reasonable opportunity to appear before the Board to discuss the matter, and (z) a reasonable opportunity for a period of thirty (30) days to cure any such alleged Cause.

(iii) “Change of Control” shall mean the occurrence of any of the following:

(A)           An acquisition of any voting securities of the Company (the “ Voting Securities”) by any “Person” (as the term is used for purposes of Section 13(d) or 14(d) of the Exchange Act) immediately after which such Person has “Beneficial Ownership” (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of fifty-one percent (51%) or more of the combined voting of the Company’s then outstanding Voting Securities; provided, however, in determining whether a Change of Control has occurred, the acquisition of Voting Securities in a “Non-Control Acquisition” (as hereinafter defined) shall not constitute an acquisition which would cause a Change of Control.  A “Non-Control Acquisition” shall mean an acquisition by (a) an employee benefits plan (or a trust forming a part thereof) maintained by the Company, or (2) any corporation or other Person of which a majority of its voting power or its voting equity securities or equity interest is owned, directly or indirectly, by (a) the Company; (b) any subsidiary of the Company, (c) any Person in connection with a “non-Control Transaction” (as hereinafter defined, or (d) any Person who, immediately prior to such acquisition, owned fifty-one percent (51%) or more of the combined voting power of the Company‘s then outstanding Voting Securities.

(B)           The individuals who, as of the date hereof, are members of the Board (the “Incumbent Board”), cease for any reason to constitute at least a majority of the members of the Board; provided, however, that if the election, or nomination for election by the Company’s common stockholders of any new director was approved by a majority of the Incumbent Board, such new director shall, for purposes of this Agreement, be considered as a member of the Incumbent Board; provided further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened “Election Contest” (as described in Rule 14a-11 promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Incumbent Board (a “Proxy Contest”), including by reason of any agreement intended to avoid or settle any Election Contest; or

(C)           The consummation of: (1) a merger, consolidation or reorganization with or into the Company or in which securities of the Company are issued (a “Merger”), unless such Merger is a “Non-Control Transaction.”  A “Non-Control Transaction” shall mean a Merger if:  (a) the shareholders of the Company, immediately before such Merger, own directly or indirectly immediately following such Merger at least fifty-one percent(51%) of the combined voting power of the outstanding voting securities of the corporation resulting from such Merger (the “Surviving Corporation”) in substantially the same proportion as their ownership of the Voting Securities immediately before such Merger, (b) the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such Merger constitute at least a majority of the members of the board of directors of the Surviving Corporation, and (c) no Person other than (i) the Company, (ii) any Subsidiary of the Company, (iii) an employee benefit plan (or any trust forming apart thereof) that, immediately prior to such Merger was maintained by the Company or any Subsidiary, or (iv) any Person who, immediately prior to such Merger had Beneficial Ownership of fifty-one percent (51%) or more of the combined voting power of the Surviving Corporation’s then outstanding voting securities or its common stock;

(D)           A complete liquidation or dissolution of the Company (not including a “Non-Control Transaction”); or

(E)           The sale or other disposition of all or substantially all of the assets of the Company to any Person (other than a transfer to a Subsidiary or the distribution to the Company’s shareholders of the stock of a Subsidiary or any other assets).  Notwithstanding the foregoing, a Change of Control shall not be deemed to occur solely because any Person (the “Subject Person”) acquired Beneficial Ownership of more than the permitted amount of the then outstanding Voting Securities as a result of the acquisition of Voting Securities by the Company which, by reducing the number of shares Beneficially Owned by the Subject Person; provided that if a Change of Control would occur (but for the operation of this sentence) as a result of the acquisition of Voting Securities by the Company, and after such share acquisition by the Company, the Subject Person becomes the Beneficial Owner of any additional Voting Securities which increases the percentage of the then outstanding Voting Securities Beneficially Owned by the Subject Person, then a Change of Control shall occur.

(iv)"Termination without Cause" shall mean a termination by the Company of the Executive's employment without Cause (as defined above), and shall be deemed to include any termination under the circumstances described in subsection 5(c)(v)(B).  In the event of any termination of the Executive's employment by the Company or by the Executive under circumstances described in subsection 5(c)(v)(B), the Executive shall not be required to seek other employment to mitigate damages, and any income earned by the Executive from other employment or self-employment shall not be offset against any obligations of the Company to the Executive under this Agreement.

(v)(A)                      "Voluntary Termination" shall mean any voluntary termination by the Executive of his employment with the Company provided that the Executive shall give the Company at least thirty (30) days prior written notice of the effective date of such termination.  (B) For purposes of this Agreement, the Executive shall not be deemed to have incurred a "Voluntary Termination" if upon 10 days' prior written notice from the Executive, the Executive notifies the Company that his termination of employment with the Company is a result of  (x) a breach by the Company of a material provision of this Agreement or (y) a change by the Company of the Executive's title, duties or responsibilities as Chief Executive Officer and President of the Company without his consent which results in a material diminution of his authority, duties or responsibilities (which notice must be given no later than 90 days after the occurrence of such event), and such breach or change is not corrected by the Company within 30 days after the Executive notifies the Board in writing of the action or omission which the Executive believes constitutes such a breach or change.  In such event, the Executive shall be deemed to have been terminated without Cause, the benefits described under subsection 5(b)(iii) shall apply and the obligations of the Executive set forth in Section 7(c) shall be deemed null and void.

(d)           Compliance with Code Section 409A.

(i)           This Agreement shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from or compliant with the requirements of Code Section 409A and applicable advice and regulations issued thereunder.

(ii)           Notwithstanding anything in this Agreement to the contrary, to the extent that any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code would otherwise be payable or distributable hereunder by reason of Executive’s termination of employment, such amount or benefit will not be payable or distributable to Executive by reason of such circumstance unless (i) the circumstances giving rise to such termination of employment meet any description or definition of “separation from service” in Section 409A of the Code and applicable regulations (without giving effect to any elective provisions that may be available under such definition), or (ii) the payment or distribution of such amount or benefit would be exempt from the application of Section 409A of the Code by reason of the short-term deferral exemption or otherwise.  This provision does not prohibit the vesting of any amount upon a termination of employment, however defined.  If this provision prevents the payment or distribution of any amount or benefit, such payment or distribution shall be made on the date, if any, on which an event occurs that constitutes a Section 409A-compliant “separation from service” or such later date as may be required by subsection (iii) below.

(iii)           Notwithstanding anything in this Agreement to the contrary, if any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code would otherwise be payable or distributable under this Agreement by reason of Executive’s separation from service during a period in which he is a Specified Employee (as defined in Code Section 409A and the final regulations issued thereunder), then, subject to any permissible acceleration of payment by the Company under Treas. Reg. Section 1.409A-3(j)(4)(ii) (domestic relations order), (j)(4)(iii) (conflicts of interest), or (j)(4)(vi) (payment of employment taxes):

(A)           if the payment or distribution is payable in a lump sum, Executive’s right to receive payment or distribution of such non-exempt deferred compensation will be delayed until the earlier of Executive’s death or the first day of the seventh month following Executive’s separation from service; and

(B)           if the payment or distribution is payable over time, the amount of such non-exempt deferred compensation that would otherwise be payable during the six-month period immediately following Executive’s separation from service will be accumulated and Executive’s right to receive payment or distribution of such accumulated amount will be delayed until the earlier of Executive’s death or the first day of the seventh month following Executive’s separation from service, whereupon the accumulated amount will be paid or distributed to Executive on such date and the normal payment or distribution schedule for any remaining payments or distributions will resume.

6.           Denny’s Indemnification

Denny’s hereby undertakes to guarantee, pay and perform each and every obligation, duty and responsibility of Company under this Agreement, and, in the event of any failure of Company to pay or perform any obligation, duty or responsibility under this Agreement, Denny’s agrees that it will pay, perform or otherwise fully complete such obligation, duty or responsibility.

7.           Protected Information; Prohibited Solicitation and Competition

(a)           The Executive hereby recognizes and acknowledges that during the course of his employment by the Company, the Company will furnish, disclose or make available to the Executive confidential or proprietary information related to the Company's business, including, without limitation, customer lists, ideas, processes, inventions and devices, that such confidential or proprietary information has been developed and will be developed through the Company's expenditure of substantial time and money, and that all such confidential information could be used by the Executive and others to compete with the Company.  The Executive hereby agrees that all such confidential or proprietary information shall constitute trade secrets, and further agrees to use such confidential or proprietary information only for the purpose of carrying out his duties with the Company and not otherwise to disclose such information unless otherwise required to do so by subpoena or other legal process.  No information otherwise in the public domain (i.e., information that has been disclosed to the general public, the marketplace or to governmental regulatory agencies) shall be considered confidential.

(b)           The Executive hereby agrees, in consideration of his employment hereunder and in view of the confidential position to be held by the Executive hereunder, that during the Employment Term and for the period ending on the date which is one year after the termination of the Employment Term, the Executive shall not, without the written consent of the Company, knowingly solicit, entice or persuade any other employees of the Company or any affiliate of the Company to leave the services of the Company or such affiliate for any reason.

(c)           The Executive further agrees that, he shall not (except as to the activities described in Section 2(c)) during the Employment Term and for the period ending on the date which is one year after the termination of the Employment Term, enter into any relationship whatsoever, either directly or indirectly, alone or in partnership, or as an officer, director, employee or stockholder (beneficially owning stock or options to acquire stock totaling more than five percent of the outstanding shares) of any corporation (other than the Company), or otherwise acquire or agree to acquire a significant present or future equity or other proprietorship interest, whether as a stockholder, partner, proprietor or otherwise, with any enterprise, business or division thereof (other than the Company), which is engaged in the Family Dining restaurant business in those states within the United States in which the Company or any of its subsidiaries is at the time of such termination of employment conducting its business.  For purposes of this Agreement, Family Dining shall be defined as regional or national restaurant chains identified in the CREST data as being part of the family dining segment of the restaurant industry, specifically including, but not be limited to the following:  IHOP, Friendly’s, Perkins, Bob Evans, Cracker Barrel, Shoney’s, Marie Callendars, Baker’s Square, Big Boy, Country Kitchen, Shari’s, Mimi’s and Eat and Park.

(d)           The restrictions in this Section 7 shall survive the termination of this Agreement and shall be in addition to any restrictions imposed upon the Executive by statute or at common law.

(e)           The parties hereby acknowledge that the restrictions in this Section 7 have been specifically negotiated and agreed to by the parties hereto and are limited to only those restrictions necessary to protect the Company from unfair competition.  The parties hereby agree that if the scope or enforceability of any provision, paragraph or subparagraph of this Section 7 is in any way disputed at any time, and should a court find that such restrictions are overly broad, the court may modify and enforce the covenant to the extent that it believes to be reasonable under the circumstances.  Each provision, paragraph and subparagraph of this Section 7 is separable from every other provision, paragraph, and subparagraph and constitutes a separate and distinct covenant.

8.           Injunctive Relief

The Executive hereby expressly acknowledges that any breach or threatened breach by the Executive of any of the terms set forth in Section 7 of this Agreement may result in significant and continuing injury to the Company, the monetary value of which would be impossible to establish. Therefore, the Executive agrees that the Company shall be entitled to apply for injunctive relief in a court of appropriate jurisdiction. The provisions of this Section shall survive the Employment Term.

9.           Parties Benefited; Assignments

This Agreement shall be binding upon the Executive, his heirs and his personal representative or representatives, and upon the Company, Denny’s and their respective successors and assigns.  Neither this Agreement nor any rights or obligations hereunder may be assigned by the Executive, other than by will or by the laws of descent and distribution.

10.           Notices

Any notice required or permitted by this Agreement shall be in writing, sent by registered or certified mail, return receipt requested, addressed to the Board and the Company and Denny’s at the then respective principal office of each, or to the Executive at the address set forth in the preamble, as the case may be, or to such other address or addresses as any party hereto may from time to time specify in writing for the purpose in a notice given to the other parties in compliance with this Section. Notices shall be deemed given when received.

11.           Governing Law

This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of South Carolina, without regard to conflict of law principles.

12.           Indemnification and Insurance; Legal Expenses

The Company and Denny’s shall indemnify the Executive to the fullest extent permitted by the laws of the State of Delaware and the State of California, respectively, as in effect at the time of the subject act or omission, and shall advance to the Executive reasonable attorney's fees and expenses as such fees and expenses are incurred (subject to an undertaking from the Executive to repay such advances if it shall be finally determined that by a judicial decision which is not subject to appeal that the Executive was not entitled to the reimbursement of such fees and expenses) and he will be entitled to the protection of any insurance policies the Company may elect to maintain generally for the benefit of its directors and officers against all costs, charges and expenses incurred or sustained by him in connection with any action, suit or proceeding to which he may be made a party by reason of his being or having been a director, officer or employee of the Company, Denny’s or any of the Company’s other subsidiaries or his serving or having served any other enterprise as a director, officer or employee at the request of the Company (other than any dispute, claim or controversy arising under or relating to this Agreement).  The amount of fees and expenses advanced or reimbursed by the Company under this Section 12 in any one calendar year shall not affect the amount advanced or reimbursable in any other calendar year, and the advancement or reimbursement of an eligible expense shall be made within 30 days after delivery of Executive’s respective written requests for payment accompanied with such evidence of fees and expenses incurred as the Company reasonably may require, but in any event no later than December 31 of the year after the year in which the expense was incurred.  Executive’s rights pursuant to this Section 12 shall expire at the end of ten years after the date of Executive’s termination of employment and shall not be subject to liquidation or exchange for another benefit.

13.           Disputes

Any dispute or controversy arising under, out of, in connection with or in relation to this Agreement shall, at the election and upon written demand of either the Executive or the Company, be finally determined and settled by arbitration in Charlotte, North Carolina in accordance with the rules and procedures of the American Arbitration Association, and judgment upon the award may be entered in any court having jurisdiction thereof.  The arbitration shall be conducted by a single arbitrator, shall be completed within sixty (60) days after the filing of the demand, and the arbitrator shall be instructed to allocate all costs and expenses of such arbitration (including legal and accounting fees and expenses of the respective parties) to the parties in the proportions that reflect their success on the merits (including the successful assertion of any defenses).

14.           Miscellaneous

This Agreement contains the entire agreement of the parties relating to the subject matter hereof.  This Agreement supersedes any prior written or oral agreements or understandings between the parties relating to the subject matter hereof.  No modification or amendment of this Agreement shall be valid unless in writing and signed by or on behalf of the parties hereto.  A waiver of the breach of any term or condition of this Agreement shall not be deemed to constitute a waiver of any subsequent breach of the same or any other term or condition.  This Agreement is intended to be performed in accordance with, and only to the extent permitted by, all applicable laws, ordinances, rules and regulations.  If any provision of this Agreement, or the application thereof to any person or circumstance, shall, for any reason and to any extent, be held invalid or unenforceable, such invalidity and unenforceability shall not affect the remaining provisions hereof and the application of such provisions to other persons or circumstances, all of which shall be enforced to the greatest extent permitted by law.  The compensation provided to the Executive pursuant to this Agreement shall be subject to any withholdings and deductions required by any applicable tax laws.  The headings in this Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning of any provision hereof.

[signature page follows]

IN WITNESS WHEREOF, the parties have duly executed and delivered this Agreement as of the date first written above.

Denny’s Corporation

By: /s/  Vera K. Farris
Name:  Vera K. Farris
Title:    Chairperson of Compensation and
  Incentives Committee of Denny’s
             Corporation Board of Directors

Denny’s, Inc.

By: /s/  Jill Van Pelt
Name:  Jill Van Pelt
Title:   Vice President, Human Resources

By: /s/  Nelson J. Marchioli
             Nelson J. Marchioli